CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 22, 2009, relating to the financial statements and financial highlights which appears in the October 31, 2009 Annual Report to Shareholders of T. Rowe Price Summit Cash Reserves Fund and T. Rowe Price Summit GNMA Fund (comprising T. Rowe Price Summit Funds, Inc.), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Independent Registered Public Accounting Firm" and "Fund Service Providers" in such Registration Statement.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Baltimore, Maryland
February 25, 2010